EXHIBIT 99

News Release	AmSouth Bancorporation Post Office Box 11007 Birmingham, Alabama 35288

FOR IMMEDIATE RELEASE

Contact:	Rick Swagler (News Media)	(205) 801-0105
	List Underwood (Investment Community)	(205) 801-0265

Al Yother Assumes Senior Financial Duties at AmSouth

Beth Mooney Named Vice Chair of KeyCorp

BIRMINGHAM, Ala., April 4, 2006 – AmSouth Bancorporation announced today that Alton E. “Al” Yother is assuming the additional duties of chief financial officer on an interim basis. Yother has more than 25 years of banking experience and has served as AmSouth’s controller and principal accounting officer since 2004. Prior to joining AmSouth, he served as SouthTrust Corp.’s senior financial officer.

“Al has excellent analytical and management skills and has demonstrated a thorough understanding of the company, which will help ensure a smooth transition,” said Dowd Ritter, AmSouth’s chairman, president, and chief executive officer. “Having someone with Al’s talent, knowledge, and experience who can assume these duties immediately is a concrete example of the strength and depth of our management team.”

Yother graduated from the University of Alabama with a bachelor’s degree in finance. He is a member of the board of directors of Hibbett Sporting Goods, Inc., and serves on the Dean’s Executive Advisory Board for the Samford University School of Business.

Beth Mooney, AmSouth’s former chief financial officer, announced today that she has accepted a position as vice chair of KeyCorp and leader of the Ohio corporation’s 13-state community banking organization.

“I have been privileged to be a part of a great team at AmSouth that has delivered solid performance to shareholders. I’m looking forward to returning to my Midwestern banking roots and taking on this new challenge,” Mooney said. Mooney previously worked for Bank One, ultimately as president of Bank One Ohio before joining AmSouth in 2000 to head the company’s banking operations in Tennessee and North Louisiana.

“We appreciate Beth’s leadership over the past six years and wish her much success in this new position,” Ritter said.

About AmSouth

AmSouth is a regional bank holding company with over $52 billion in assets, more than 680 branch banking offices and more than 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.